Exhibit (d)(8)

[FIRST ISLAMIC INVESTMENT BANK LETTERHEAD]

April 22, 2004

Loehmann’s Holdings, Inc.

2500 Halsey Street

Bronx, NY 10461

Attn:  Robert Friedman

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Agreement”), dated as of April 22, 2004, by and among Designer Apparel Holding Company, a Delaware corporation (“Parent”), DAH Merger Corporation, a Delaware corporation and wholly owned subsidiary of parent (“Sub”), and Loehmann’s Holdings, Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.

This letter agreement confirms the commitment of First Islamic Investment Bank E.C. (“FIIB”) to provide to Parent at or before the Effective Time equity financing in the amount of up to $85,000,000.  FIIB’s obligations under this letter are subject to and conditioned upon the following:  (a) all of the conditions set forth in Article VI of the Agreement shall have been satisfied, and (b) the Debt Financing having been obtained on the terms set forth in the Debt Commitment Letter, or alternative debt financing having been obtained on terms not materially less favorable to Parent than the terms set forth in the Debt Commitment Letter (collectively, the “Equity Conditions”).  FIIB shall not have any liability or other obligation pursuant to this letter agreement unless and until the Equity Conditions have been satisfied.  As of December 31, 2003, FIIB had a net worth in excess of $175,000,000.  FIIB is not aware as of the date hereof of any facts that it expects would be likely to cause its net worth to fall below an amount sufficient to enable it to satisfy its obligations hereunder.

This letter agreement will terminate automatically upon the termination of the Agreement.  In the event that the Merger has not been consummated by the Drop Dead Date, FIIB shall have the right to terminate this letter agreement at any time thereafter.  Nothing set forth in this letter agreement shall be construed to confer upon or give to any person other than the Company any rights or remedies under or by reason of this letter agreement.

All disputes, claims or controversies arising out of or relating to this letter agreement, or the negotiation, validity or performance of this letter agreement, or the transactions contemplated by this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of the Company and FIIB hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware for any Litigation arising out of or relating to this letter agreement, or the negotiation, validity or performance of this letter agreement, or the transactions contemplated by this letter agreement (and agrees not to commence any Litigation relating thereto except in such courts), waives any objection to the laying of venue of any such Litigation in the courts of the State of Delaware and agrees not to plead or claim in any court of the State of Delaware that such Litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto hereby irrevocably waives the right to a trial by jury.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

[SIGNATURE ON FOLLOWING PAGE]

[EQUITY COMMITMENT LETTER SIGNATURE PAGE]

FIRST ISLAMIC INVESTMENT BANK E.C.

By:	/s/ Henry Thompson
Printed Name: Henry Thompson
Title:	Executive Director
Date:	April 22, 2004

Agreed and accepted by the undersigned:

LOEHMANN’S HOLDINGS INC.

By:	/s/ William J. Fox
Printed Name:	William J. Fox
Title:	Co-Chairman
Date:	April 22, 2004